Exhibit 99

Contact:	Stephen C. Vaughan
Vice President and
Chief Financial Officer
(405) 225-4800

SONIC REPORTS FIRST QUARTER EARNINGS UP 25%

Total Revenues Increase 20% as System-Wide Same-Store Sales Rise 8.1%

OKLAHOMA CITY (January 3, 2005) – Sonic Corp. (NASDAQ/NM: SONC) today announced record results for the first quarter of its 2005 fiscal year, which ended November 30, 2004. Highlights of the company’s quarterly report included:

•	A 25% increase in net income for the period, to $16.0 million, and a 24% increase in diluted net income per share, to $0.26 – $0.01 ahead of previous earnings expectations for the quarter;

•	A 20% increase in total revenues, to $142.2 million;

•	Strong system-wide same-store sales performance for the quarter, up 8.1% and well ahead of Sonic’s long-term target range of 2% to 4% growth; and

•	The opening of 34 new Sonic drive-ins during the quarter, including 30 by franchisees, which contributed to solid overall growth in franchising income.

“Following the exceptional performance we saw in our business last year, we are pleased that the beginning quarter of fiscal 2005 signals a continuation of strong growth trends for Sonic,” said Clifford Hudson, Chairman and Chief Executive Officer. “Sonic’s solid top- and bottom-line results for the first quarter demonstrate the ongoing success of our multi-layered growth strategy. The building momentum we have seen in same-store sales reflects a further increase in media expenditures this year, with a growing emphasis on national cable advertising that extends our reach to new customers, a steady diet of new product news that helps us stay relevant and compelling to consumers, and a continued focus on expanding traffic counts throughout the day, particularly in the morning and evening day parts. These sales-driving initiatives have helped offset higher food and packaging costs (particularly tomato and beef cost increases) and the continued investment we are making in store-level management at our partner drive-ins to support our brand and improve drive-in level operations. Moreover, they continue to drive higher sales and profits for our franchisees and, in turn, provide an ongoing lift in franchising income due to our ascending royalty-rate structure.”

Sonic’s net income for the first quarter increased 25% to $16.0 million or $0.26 per diluted share from $12.8 million or $0.21 per diluted share in the same period last year. Revenues for the first quarter rose 20% to $142.2 million from $118.7 million in the year-earlier period.

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SONC Reports First Quarter Results

January 3, 2005

Earnings per share for the prior-year period have been adjusted to reflect the company’s three-for-two stock split distributed in May 2004.

Sonic’s system-wide same-store sales for drive-ins open more than 15 months increased 8.1% during the first quarter versus 6.2% in the year-earlier period. Same-store sales growth at partner drive-ins continued to outpace that of franchise drive-ins, increasing 10.3% in the first quarter. Same-store sales in developing markets also continued their strong trend, outpacing core markets with an increase of 8.6% for the quarter.

During the first quarter, Sonic opened 34 new drive-ins, including 30 franchise drive-ins, compared with a total of 38 in the year-earlier period, which included 36 by franchisees. Although new drive-in development was affected by unusually wet weather across many of Sonic’s markets during the first quarter, the company still anticipates opening at least 200 new drive-ins in fiscal 2005, including approximately 170 by franchisees.

“While we are gratified by the strong trends we continue to see in our business, we also note the ongoing success we have achieved in leveraging our corporate-level expenses to translate this growth into higher earnings and strong operating cash flow,” Hudson continued. “With the positive influence of our multi-layered strategies extending into the new year, as evidenced by continued growth in system-wide same store sales growth in December that has been well above our long-term targeted increase of 2% to 4%, we think fiscal 2005 is off to a sound start, and the prospects for building our brand further in the coming year remain very bright.”

Looking ahead to the second quarter of fiscal 2005, the company expects earnings growth in the range of 18% to 20% over the same period last year. Specifically, Sonic estimates that diluted earnings per share for its second fiscal quarter ending February 28, 2005, will be approximately $0.19 versus $0.16 in the year-earlier period (adjusted for the stock split in May). The company bases this outlook on the following assumptions:

•	Total revenue growth of 13% to 15% over the comparable 2004 period, reflecting:

•	System-wide same-store sales growth of at least 2% to 4%;

•	Approximately 30-35 new drive-in openings in the second quarter, including 25-30 by franchisees; and

•	Growth of $1.5-$2.0 million in franchising income resulting from new franchise drive-ins, higher average unit volumes, and increased royalties due to the company’s unique ascending royalty rate.

•	A slight increase in restaurant-level costs, as a percentage of sales, versus the same quarter last year as the benefit of increased sales volume leverage is expected to offset most of the anticipated impact of higher food costs caused by recent spikes in tomato prices and other commodity items, as well as higher labor costs associated with the company’s initiative to build its store-level management infrastructure at partner drive-ins;

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SONC Reports First Quarter Results

January 3, 2005

•	Continued leverage from the bottom part of the income statement, with corporate overhead expenses expected to increase in the range of 10% to 12% over the year-earlier quarter, and with depreciation and amortization experiencing a high single-digit increase; and

•	Continued significant growth in cash flow from operations, which is expected to be used in the second quarter (and future quarters) to fund capital expenditures and, on an opportunistic basis, reduce outstanding debt, repurchase company stock (the company had $60 million authorized for stock repurchases at the end of the first quarter), or purchase franchise drive-ins.

This press release contains forward-looking statements within the meaning of the federal securities laws. There are certain important factors that could cause actual results to differ materially from those anticipated by the statements made herein. Among the factors that could cause actual results to differ from predicted or expected results are: delays in opening new stores because of weather, strikes, local permitting or other reasons; increased competition; cost increases or shortages in raw food products; risks of and publicity surrounding foodborne illness; and the possibility of unforeseen events affecting the industry generally. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Sonic Corp. franchises and operates the largest chain of drive-in restaurants in the United States. For more information about the company, visit Sonic’s website at sonicdrivein.com. A listen-only simulcast of Sonic’s first quarter conference call can be accessed at the company’s web site. The simulcast will begin at approximately 9:00 a.m. Central Time tomorrow, January 4, 2005. An on-demand replay, using the same link, will be available at approximately noon tomorrow and will continue until February 4, 2005.

SONIC CORP.

Unaudited Financial Highlights

(In thousands, except per share amounts)

	First Quarter Ended November 30,
	2004	2003
Revenues	$142,227	$118,708
Income from operations	26,544	21,912
Net income	16,000	12,759
Net income per share – diluted	0.26	0.21
Weighted average shares – diluted	62,386	61,194

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SONC Reports First Quarter Results

January 3, 2005

SONIC CORP.

Unaudited Supplemental Information

	First Quarter Ended November 30,
	2004	2003
Drive-Ins in operation:
Partner Drive-Ins:
Total at beginning of period	539	497
Opened	4	2
Acquired from (sold to) franchisees	2	0
Closed	(1)	0

Total at end of period	544	499

Franchise Drive-Ins:
Total at beginning of period	2,346	2,209
Opened	30	36
Acquired from (sold to) company	(2)	0
Closed (net of reopening)	(1)	(1)

Total at end of period	2,373	2,244

System-wide:
Total at beginning of period	2,885	2,706
Opened	34	38
Closed (net of reopening)	(2)	(1)

Total at end of period	2,917	2,743

Core markets	2,076	1,990
Developing markets	841	753

All markets	2,917	2,743

Note: Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%. Most supervisors and managers of Partner Drive-Ins own a minority equity interest.

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SONC Reports First Quarter Results

January 3, 2005

SONIC CORP.

Unaudited Supplemental Information

($ in thousands)

	First Quarter Ended November 30,
	2004	2003
Sales Analysis
Partner Drive-Ins:
Total sales	$120,211	$99,745
Average drive-in sales	223	201
Change in same-store sales	10.3%	5.8%
Franchise Drive-Ins:
Total sales	$581,937	$509,963
Average drive-in sales	246	228
Change in same-store sales	7.6%	6.2%
System-wide:
Average drive-in sales	242	223
Change in same-store sales	8.1%	6.2%

Core and Developing Markets
System-wide average drive-in sales:
Core markets	$251	$233
Developing markets	217	197
System-wide change in same-store sales
Core markets	8.0%	6.5%
Developing markets	8.6%	5.2%

Note: Change in same-store sales based on drive-ins open for at least 15 months.

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SONC Reports First Quarter Results

January 3, 2005

SONIC CORP.

Unaudited Supplemental Information

(In thousands, except per share amounts)

	First Quarter Ended November 30,
	2004	2003
Income Statement Data
Revenues:
Partner Drive-In sales	$120,211	$99,745
Franchise Drive-Ins:
Franchise royalties	20,106	17,134
Franchise fees	935	1,034
Other	975	795

	142,227	118,708

Costs and expenses:
Partner Drive-Ins:
Food and packaging	32,573	26,204
Payroll and other employee benefits	36,965	30,196
Minority interest in earnings of Partner Drive-Ins	4,579	3,721
Other operating expenses	23,667	19,731

	97,784	79,852
Selling, general and administrative	9,493	9,121
Depreciation and amortization	8,406	7,823

	115,683	96,796

Income from operations	26,544	21,912

Interest expense	1,779	1,921
Interest income	(174)	(342)

Net interest expense	1,605	1,579

Income before income taxes	24,939	20,333
Provision for income taxes	8,939	7,574

Net income	$16,000	$12,759

Net income per share:
Basic	$0.27	$0.22

Diluted	$0.26	$0.21

Weighted average shares used in calculation:
Basic	60,010	58,908

Diluted	62,386	61,194

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SONC Reports First Quarter Results

January 3, 2005

SONIC CORP.

Unaudited Supplemental Information

	First Quarter Ended November 30,
	2004	2003
Margin Analysis
Partner Drive-Ins:
Food and packaging	27.1%	26.3%
Payroll and employee benefits	30.7	30.3
Minority interest in earnings of Partner Drive-Ins	3.8	3.7
Other operating expenses	19.7	19.8

	81.3%	80.1%

	November 30, 2004	August 31, 2004
	(In thousands)
Balance Sheet Data
Total assets	$529,977	$518,633
Current assets	44,132	34,583
Current liabilities	65,236	49,120
Obligations under capital leases, long-term debt, and other non-current liabilities	105,686	134,751
Stockholders’ equity	359,055	334,762

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